Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 2, 2011, relating to the consolidated financial statements and financial statement schedule of The Middleby Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of ASC 805, Business Combinations on January 4, 2009), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended January 1, 2011.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
August 11, 2011